EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Registration Statement Nos. 333-126906, 333-111856 and 333-109291 on Form S-8 of our report dated September 9, 2005, relating to the consolidated Statement of Net Assets Sold as of March 31, 2005 and the consolidated Statement of Revenues and Direct Expenses for the year then ended of Flextronics Semiconductor, Inc. and its subsidiaries (formerly a division of Flextronics International Ltd.) appearing in this Current Report on Form 8-K/A dated September 9, 2005 of AMIS Holdings, Inc.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
November 17, 2005